Exhibit 99.1

Select Medical Corporation’s Acquisition of
Kessler Rehabilitation Corporation Receives Antitrust Clearance

     MECHANICSBURG, PENNSYLVANIA -- July 31, 2003 -- Select Medical Corporation (NYSE: SEM) today announced that it has received notification of early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended, applicable to the acquisition of Kessler Rehabilitation Corporation.

     As previously announced, Select has signed a definitive agreement to acquire the stock of Kessler Rehabilitation Corporation from The Henry H. Kessler Foundation, Inc. The transaction, which is expected to close in the third quarter, is subject to customary closing conditions, including receipt of additional regulatory approvals.

     The HSR Act affords the federal government the opportunity to review certain transactions prior to consummation to determine whether they may be prohibited under antitrust laws. The HSR Act provides this opportunity by imposing a 30-day waiting period during which the parties may not consummate the transaction unless the Federal Trade Commission and the Department of Justice terminate the waiting period prior to its expiration.

     Select Medical Corporation is a leading operator of long-term acute care hospitals in the United States. Select operates 76 specialty acute care hospitals in 24 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 737 outpatient rehabilitation clinics in the United States and Canada. Information about Select is available at www.selectmedicalcorp.com.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com